Runway Growth Finance Corp. Reports First Quarter 2024 Financial Results

Delivered Total and Net Investment Income of $40.0 million and $18.7 million, Respectively

Investment Portfolio of $1.0 billion

Chairman, President and CEO David Spreng Returns from Medical Leave

Conference Call Today, Tuesday, May 7, 2024 at 5:00 p.m. ET

MENLO PARK, Calif., May 7, 2024—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the first quarter ended March 31, 2024. The Company also announced that David Spreng will resume his full responsibilities as Chairman, President and Chief Executive Officer of the Company, effective today, May 7, 2024.

First Quarter 2024 Highlights

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Total investment income of $40.0 million
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Net investment income of $18.7 million, or $0.46 per share
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Net asset value of $13.36 per share
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Dollar-weighted annualized yield on debt investments of 17.4% for the quarter
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Two investments completed in new and existing portfolio companies, representing $25.0 million in funded loans and other investments
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Aggregate proceeds of $34.4 million received from principal prepayments, and $0.4 million received from scheduled amortization

Second Quarter 2024 Distributions

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Declared second quarter 2024 regular dividend of $0.40 per share
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Declared second quarter 2024 supplemental dividend of $0.07 per share

“In the first quarter, Runway Growth delivered solid financial performance, generated increased pipeline activity, as well as enhanced revenue and lead generation opportunities through the establishment of our joint venture with Cadma Capital Partners,” said David Spreng, Founder and CEO of Runway Growth. “As the current venture ecosystem continues to evolve, we are employing prudent selectivity and underwriting rigor as we look to deploy our ample dry powder in the coming quarters. Maintaining and enhancing credit quality is our primary priority as we have continued confidence in our portfolio’s earnings power and ability to provide consistent distributions to our shareholders. Looking ahead, our team will maintain this level of discipline as we seek to partner with best-in-class companies in the industries we know best, and deliver sustainable risk-adjusted returns for our shareholders.”

First Quarter 2024 Operating Results

Total investment income for the quarter ended March 31, 2024 was $40.0 million, compared to $39.3 million for the quarter ended March 31, 2023.

Net investment income for the quarter ended March 31, 2024 was $18.7 million, or $0.46 per share, compared to $18.2 million, or $0.45 per share, for the quarter ended March 31, 2023.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2024, was 17.4%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments outstanding during the period.

Total operating expenses for the quarter ended March 31, 2024 were $21.3 million, compared to $21.1 million for the quarter ended March 31, 2023.

Net realized loss on investments was $0 for the quarter ended March 31, 2024, compared to a net realized loss of $1.2 million for the quarter ended March 31, 2023.

For the quarter ended March 31, 2024, net change in unrealized loss on investments was $6.6 million, compared to a net change in unrealized loss on investments of $5.1 million for the comparable prior year period.

Portfolio and Investment Activity

As of March 31, 2024, Runway Growth’s investment portfolio had an aggregate fair value of approximately $1.02 billion in 53 portfolio companies, and was comprised of approximately $969.6 million in term loans, 98.5% of which are senior secured loans and $46.8 million in warrants and other equity-related investments.

During the first quarter of 2024, Runway Growth completed two investments in new and existing portfolio companies, representing $24.6 million in funded loans, net of upfront loan origination fees.

Total portfolio investment activity for the three months ended March 31, 2024, and 2023 was as follows:

	Three Months Ended March 31,
	2024	2023
Beginning investment portfolio	$1,067,009	$1,126,309
Purchases of investments	24,642	12,871
Purchases of U.S. Treasury Bills	—	34,974
PIK interest	4,176	3,755
Sales and prepayments of investments	(34,449)	(10,192)
Scheduled repayments of investments	(413)	(4,007)
Sales and maturities of U.S. Treasury Bills	(42,029)	—
Amortization of fixed income premiums or accretion of discounts	4,013	2,868
Net realized gain (loss) on investments	—	(1,178)
Net change in unrealized gain (loss) on investments	(6,617)	(5,084)
Ending investment portfolio	$1,016,332	$1,160,316

Net Asset Value

As of March 31, 2024, net asset value (“NAV’”) per share was $13.36, compared to $14.07 as of March 31, 2023. Total net assets at the end of the first quarter was $529.5 million, down 7% from $569.8 million in the quarter ended March 31, 2023.

For the quarter ended March 31, 2024, net increase in net assets resulting from operations was $12.0 million, or $0.30 per share, compared to a net increase in net assets resulting from operations of $12.0 million, or $0.30 per share, for the quarter ended March 31, 2023.

Liquidity and Capital Resources

As of March 31, 2024, the Company had approximately $319.9 million in available liquidity, including unrestricted cash and cash equivalents of $6.9 million and $313.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements.

The Company ended the quarter with a core leverage ratio of approximately 91%, compared to 95% for the quarter ended December 31, 2023.

Distributions

On April 30, 2024, the Company’s board of directors declared a regular quarterly distribution of $0.40 per share for the second quarter of 2024, payable on May 24, 2024, to stockholders of record as of May 10, 2024. In addition, the Company’s board of directors declared a supplemental distribution of $0.07 per share for the second quarter of 2024 that is also payable on May 24, 2024 to stockholders of record as of May 10, 2024.

Share Repurchase Program

On November 2, 2023, the Company’s board of directors approved a share repurchase program (the “Share Repurchase Program”) under which the Company may repurchase up to $25.0 million of its outstanding common stock. Under the Share Repurchase Program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations.

Recent Developments

The Company evaluated events subsequent to March 31, 2024 through May 7, 2024, the date the consolidated financial statements were issued.

On April 26, 2024 Echo360 Inc. prepaid its outstanding principal balance of $25.3 million on the Company's senior secured loan.

On April 30, 2024, the board of directors declared a regular quarterly distribution of $0.40 per share and a supplemental distribution of $0.07 per share for stockholders of record on May 10, 2024 payable on or before May 24, 2024

On April 30, 2024, following his return from temporary medical leave and upon the approval of the Company's board of directors, Mr. Spreng, was reinstated as the Company's President and Chief Executive Officer.

For the period commencing March 31, 2024 through May 7, 2024, the Company repurchased 183,702 shares under the Share Repurchase Program.

Conference Call

Runway Growth will hold a conference call to discuss its first quarter and fiscal year ended March 31, 2024, financial results at 2:00 p.m. PT (5:00 p.m. ET) on Tuesday, May 7, 2024. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

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Conference Call
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Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,002,897 and $1,005,024, respectively)	$965,397	$972,604
Affiliate investments at fair value (cost of $58,942 and $58,861, respectively)	49,985	51,456
Control investments at fair value (cost of $950 and $950, respectively)	950	950
Investment in U.S. Treasury Bills at fair value (cost of $0 and $42,014, respectively)	—	41,999
Total investments at fair value (cost of $1,062,789 and $1,106,849, respectively)	1,016,332	1,067,009
Cash and cash equivalents	6,915	2,970
Interest and fees receivable	6,846	8,269
Other assets	845	905
Total assets	1,030,938	1,079,153
Liabilities
Debt:
Credit facility	237,000	272,000
2026 Notes	95,000	95,000
2027 Notes	152,250	152,250
Unamortized deferred debt costs	(8,336)	(9,172)
Total debt, less unamortized deferred debt costs	475,914	510,078
Incentive fees payable	13,836	12,500
Interest payable	7,935	6,764
Accrued expenses and other liabilities	3,784	2,740
Total liabilities	501,469	532,082

Net assets
Common stock, par value	414	414
Additional paid-in capital	605,108	605,110
Distributable earnings (losses)	(54,628)	(47,637)
Treasury stock	(21,425)	(10,816)
Total net assets	$529,469	$547,071

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	39,622,162	40,509,269
Net asset value per share	$13.36	$13.50

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Investment income
From non-control/non-affiliate investments:
Interest income	$34,455	$34,853
Payment-in-kind interest income	4,207	3,796
Dividend income	—	324
Fee income	620	45
From affiliate investments:
Interest income	599	292
Other income	128	—
Total investment income	40,009	39,310
Operating expenses
Management fees	3,952	3,959
Incentive fees	4,668	4,563
Interest and other debt financing expenses	10,860	10,920
Professional fees	662	548
Administration agreement expenses	564	583
Insurance expense	208	268
Tax expense	2	50
Other expenses	429	173
Total operating expenses	21,345	21,064
Net investment income	18,664	18,246
Net realized and net change in unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	—	(1,178)
Net realized gain (loss) on investments, including U.S. Treasury Bills	—	(1,178)
Net change in unrealized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	(5,065)	(1,421)
Net change in unrealized gain (loss) on affiliate investments	(1,552)	(5,986)
Net change in unrealized gain (loss) on control investments	—	2,323
Net change in unrealized gain (loss) on investments, including U.S. Treasury Bills	(6,617)	(5,084)
Net realized and unrealized gain (loss) on investments	(6,617)	(6,262)
Net increase (decrease) in net assets resulting from operations	$12,047	$11,984
Net investment income per common share (basic and diluted)	$0.46	$0.45
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.30	$0.30
Weighted average shares outstanding (basic and diluted)	40,392,255	40,509,269